EXHIBIT 10.1

SOFTWARE LICENSE AGREEMENT

THIS NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT (this “Agreement”) is entered into as of 24th August 2019, by and between Charteris, Mackie, Baillie & Cummins Limited, a company incorporated under the laws of England and Wales (“Licensor”) and Black Cactus Global, Inc, a company incorporated in the State of Nevada, United States of America (“Licensee”) and Licensor and Licensee may hereinafter be referred to individually as a “Party” and collectively as, the “Parties.”

RECITALS

WHEREAS, Licensor is the exclusive licensee, and has rights in and to, certain proprietary Software, Know-How, and Copyrights as set forth on Schedule A hereto (collectively, the “Sublicensed Materials”) which Licensor licensed from Black Cactus Holdings LLC.

WHEREAS, Licensee wishes to acquire a non-exclusive license from Licensor for the Sublicensed Materials; and

WHEREAS, Licensor is willing to grant Licensee a non-exclusive, worldwide license, and Licensee desires to obtain a non-exclusive license, to the Sublicensed Materials on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS. In addition to the definitions set forth above, the capitalized terms set forth below shall be defined as follows:

“Copyrights” means all registered and unregistered materials, works of authorship and similar materials relating to the Software belonging to Licensor.

“Derivative Work” means any discrete modification to the Sublicensed Materials made by Licensee pursuant to this agreement and any modified, altered, enhanced or adapted version of the Sublicensed Materials, or derivative work thereof (as that term is defined under US copyright law) based on the Sublicensed Materials.

“Know-How” means all information and know-how, including, but not limited to, technical, and other information, practices, techniques, methods, processes, inventions, developments, specifications, coding, algorithms, trade secrets and similar information Licensor currently maintains.

“Material Adverse Effect” means, with respect to any Party any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of such Party taken as a whole.

“Software” means the computer software program(s) in machine-readable form, including as applicable, all of its source code, input/output formats, headers, program listings, associated data and internal databases, graphical elements, narrative descriptions and operating instructions, and all related tangible media.

“Trademarks” means all registered and unregistered names, trademarks, service marks, trade dress, logos, insignias, domain names, symbols, slogans, and combinations thereof relating to the Software belonging to Licensor.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents required to be delivered by the Parties to complete the transaction contemplated thereby.

2. LICENSE GRANT; TERM; TERMINATION; OWNERSHIP.

2.1 License Grants.

Subject to the terms and conditions of this Agreement, at the Closing, as defined herein, Licensor shall grant to Licensee, under all of Licensor’s intellectual property rights in and to the Sublicensed Materials, a non-exclusive, worldwide, non-transferable, license to use, sublicense, modify and create Derivative Works using the Sublicensed Materials (the “License Grant”).

2.2 Term. Subject to the terms and conditions of this Agreement, the License Grant shall have a continuous Term from the date of this Agreement (the “Term”).

2.3 Ownership. During the Term, Licensor shall retain all right, title and interest, including all intellectual property rights, in and to the Sublicensed Materials. Licensee shall own all right, title and interest in any Derivative Works to the Sublicensed Materials made by Licensee, subject to Licensor’s ownership of the underlying Sublicensed Materials and the restrictions on use of the Sublicensed Materials contained herein.

2.5 Reservation of Rights. All rights not expressly granted by Licensor hereunder are reserved to Licensor. Without limiting the generality of the foregoing, Licensor and Licensee expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses specified in Section 2.1.

3. CONSIDERATION FOR LICENSE GRANT; ADEQUACY OF CONSIDERATION.

3.1 Term Payment. Subject to the terms and conditions of this Agreement, as consideration for Licensor providing Licensee with the License Grant for the Term, Licensee shall pay Licensor a fee (the “License Fee”) consisting of:

(a)

A royalty in the amount of five percent (5%) (the “Royalty”) of the gross revenue received from the sublicense of the Software and any revenues generated from the use of the Sublicensed Materials for the term of this Agreement, less (i) applicable sales and use taxes (but in no event to include income or franchise taxes), (ii) any export duties, shipping, freight and handling charges paid by Licensee and reimbursed by customers, (iii) any trade and quantity discounts actually taken, and (iv) any credits for sales previously recorded but cancelled or refunded to a customer (“Net Revenues”). Licensee shall pay Licensor the Royalty due on a quarterly basis for each fiscal quarter during the term of this Agreement commencing three (3) months after the Licensee releases a “go live” version of the Software that utilizes the Sublicensed Material (the “Go Live Date”). The quarterly Royalty payment will be due on or before the thirtieth (30th) day after the last day of the fiscal quarter for which the Royalty payment is calculated;

(b)

The Licensee will be responsible for all third party licensing fees for services that are attached to the Licensee or its sub-licensee’s platform or platforms. These fees will be invoiced to Licensee and will be due and payable thirty (30) days after the date of the invoice.

(c)

The issuance by the Licensee to the Licensor or its designated assigns of an equivalent number of common shares that will represent sixty (60) per cent of the then issued share capital of structure of the Licensee. For clarity, this will be after the Twenty for one 20:1 rollback of the share capital of the Licensee. The shares to be issued can be either from Treasury or from those. shares that are to be returned to the Licensee by Harpreet Sangha and his associates.

(d)

The issuance by the Licensee to the Licensor of options to acquire common shares of the Licencee at par value ($0.0001) each, such options to equate to sixty (60) per cent of any Warrants exercised under the Senior Secured Convertible Promissory Notes issued to Bellridge Capital LP. For clarity, should one thousand (1,000) Warrants be exercised then the Licensor will have the right to exercise options to acquire six hundred (600) common shares of the Licensee.

3.2 Adequacy of Consideration. The Parties hereby agree that License Fee represents adequate consideration and that no additional consideration shall be paid by Licensee to Licensor for the Sublicensed Materials.

4. CLOSING.

4.1 Closing. Subject to satisfaction of the conditions in Section 5, the closing of the granting of the License Grant for the Term under this Agreement (the “Closing”) shall occur at a place mutually acceptable to Licensor and Licensee on 31’ August 2019, or such other date that is mutually acceptable to Licensor and Licensee (the “Closing Date”). All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed.

5. CONDITIONS TO CLOSING.

5.1 Conditions to Each Party’s Obligation to Complete the Closing. The respective obligations of the Parties to complete the Closing are subject to the waiver by both Licensor and Licensee or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)

The resignation of all the current Board of Directors of the Licensee and the appointment of Lawrence P. Cummins, Karyn Augustinus and three non-executive independent Directors nominated by the Licensor.

(b)

The resignation of all the current Officers of the Licensee and the appointment of Lawrence P. Cummins as its President. After undertaking a review of the future plans of the Licensee, the Board of Directors will appoint a Chief Executive Officer.

(c)	Proof satisfactory to the Licensor that a fair resolution in writing has been entered into with Mr. Jeremy Sparrow.

(d)	Proof satisfactory to the Licensor that a fair resolution in writing has been entered into with Mr. Anders Forsberg.

(e)	Proof satisfactory to the Licensor that a fair resolution in writing has been entered into with Mr. Harpreet Sangha, his family and his known associates for the cancellation of the shares of the Licensee currently owned by them.

(f)	The Licensor in its sole discretion is satisfied with the possibility of lifting the Cease Trade Order issued by the British Columbia Securities Commission against the shares of the Licensee.

(g)

Arrangements satisfactory to the Licensor have been concluded with BitReturn for the removal of the United States Dollars Three Hundred and Fifty Thousand (US$350,000.00) amount outstanding under the terms of the Definitive Acquisition Agreement between BLGI (as Envoy Group Corp) and BitReturn.

(h)

Proof satisfactory to the Licensor that arrangements have been made with the majority shareholder of BLGI for repayment of the United States Dollars One Hundred and Sixty Nine Thousand Seven Hundred and Twenty Nine (US$169,729.00) owed to the Company.

(i)	Proof satisfactory to the Licensor that the necessary steps have commenced to bring all the Licensee’s filing with the appropriate Regulatory Authority up to date.

(j)

The Licensee has a written agreement with Bellridge Capital LP to provide a Line of Credit of up to United States Dollars Five Million (US$5,000,000.00) on terms that are acceptable to the Licensor and Bellridge Capital LP has advanced United States Dollars Two Hundred and Fifty Thousand ($US$250,000.00) of this financing to the Licensor on behalf of the Licensee.

(k)	The Licensor has completed an assignment of the Software License Agreement with Benchmark Advisors (Bahamas) Limited dated 20th February 2019.

(1)

Representations and Warranties. The representations and warranties of each of Licensor and Licensee set forth below shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date).

6. REPRESENTATIONS AND WARRANITES OF LICENSOR.

Licensor hereby represents and warrants to Licensee as follows:

6.1 Organization and Qualification. Licensor is duly organized, validly existing and in good standing under the laws of England and Wales and has the requisite corporate power and authority to carry on its business as it is now being conducted.

6.2 Ownership of Sublicensed Materials. Licensor has good and marketable license to the Sublicensed Materials, free and clear of any and all mortgages, liens, encumbrances, pledges and security interests except as provided for in the license agreement between Licensor and Black Cactus Holdings LLC.

6.3 Brokers and Finders. Licensor has not incurred or taken any action that may give rise to any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

6.4 Noncontravention. Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule to which Licensor is subject or, to the knowledge of Licensor, any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Licensor is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, license, instrument, or other arrangement to which Licensor is a party or by which he is bound or to which any of the Sublicensed Materials is subject (or result in the imposition of any security interest upon any of the Sublicensed Materials).

6.5 No Litigation. (a) There are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the best of the Licensor’s knowledge, threatened relating to or involving the Sublicensed Materials; (b) there are no injunctions, judgments, orders or decrees of any kind which are outstanding against the Sublicensed Materials; and (c) the Licensor is not charged or, to the best of Licensor’s knowledge, threatened with, or under investigation with respect to, any alleged violation of any provision of any law (including rules, regulations and codes) relating to or involving the Sublicensed Materials.

6.6 Investment Representations. Information. The Licensor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Licensee which have been requested by Licensor or its advisors. The Licensor and its advisors, if any, have been afforded the opportunity to ask questions of Licensee. Notwithstanding the foregoing, Licensee has not disclosed to Licensor any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to Licensor. The Licensor is not aware of any facts that may constitute a breach of any of Licensee’s representations and warranties made herein.

6.7 Licensor is (a) the exclusive licensee of the Sublicensed Materials, (b) has full power and authority to enter into this Agreement, and to perform all obligations hereunder, (c) has not granted any entity other than the Licensee any right to use the Sublicensed Materials, (d) the use of the Sublicensed Materials do not infringe upon or violate any third party’s intellectual property rights and (e) Licensor may grant the license of the Sublicensed Materials to License pursuant to this Agreement.

7. REPRESENTATIONS AND WARRANITES OF LICENSEE.

Licensee hereby represents and warrants to Licensor as follows:

7.1 Organization and Qualification. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to carry on its business as it is now being conducted.

7.2 Authority. Licensee has all requisite corporate power and authority to execute and deliver this Agreement and to perform each of its respective obligations under this Agreement (and under all documents required to be executed and delivered and actions to be performed by Licensee pursuant hereto). The execution, delivery and performance of this Agreement and the agreement contemplated hereby and the transaction contemplated hereby and thereby has been duly and validly authorized by corporate action on the part of Licensee.

7.3 Enforceability. This Agreement constitutes a valid and binding agreement of Licensee enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

7.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions contemplated hereby by Licensee will (i) conflict with or result in a violation or breach of or default under any provision of the articles of incorporation, by-laws, or other similar governing documents of Licensee or any material agreement, indenture or other instrument under which Licensee is bound, or (ii) violate or conflict with any Law applicable to Licensee or the Sublicensed Materials.

8. NO WARRANTY.

8.1 THE LICENSED MATERIALS ARE OFFERED “AS IS,” AND LICENSOR GRANTS AND LICENSEE RECEIVES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY STATUTE, COMMUNICATION OR CONDUCT WITH LICENSEE, OR OTHERWISE. LICENSOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR NONINFRINGEMENT CONCERNING THE LICENSED MATERIALS OR ANY UPGRADES TO OR DOCUMENTATION FOR THE SOFTWARE. WITHOUT LIMITATION OF THE ABOVE, LICENSOR GRANTS NO WARRANTY THAT, TO THE EXTENT APPLICABLE, THE LICENSED MATERIAL IS ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION, AND GRANTS NO WARRANTY REGARDING ITS USE OR THE RESULTS THEREFROM INCLUDING, WITHOUT LIMITATION, ITS CORRECTNESS, ACCURACY OR RELIABILITY.

9. MISCELLANEOUS.

9.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

9.2 Governing Law; Jurisdiction; Venue. THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.3 Arbitration; Waiver of Trial. Licensor and Licensee hereby agree that any dispute shall be submitted to final and binding arbitration and that the Parties shall not be entitled to a trial by jury.

9.4 Entire Agreement. This Agreement and any Appendices, Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties, either written or oral, between the Parties other than those set forth or referred to herein.

9.5 Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated and, except as otherwise may be expressly provided herein, each party shall pay its own fees, expenses and disbursements and those of its respective agents, representatives, consultants, accountants and counsel incurred in connection with this Agreement and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by such party under this Agreement.

9.6 Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified Mail to the Person to be notified, with receipt obtained, or (b) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.

Notices to Licensor shall be addressed as follows:

Charteris, Mackie, Baillie & Cummins Limited

The Coach House

Stoke Park

Stoke Bruerne, Towcester

Northamptonshire NN12 7RZ

Attention:

Email:

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other person as Licensor may designate by written notice to Licensee.

Notices to Licensee shall be addressed to:

Black Cactus Global, Inc

8275 S. Eastern Avenue

Las Vegas

Nevada 89123

Attention:

Email:

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other person as Licensee may designate by written notice to Licensor.

9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or by any Party without the express written consent of the non-assigning or non-delegating Party, such consent shall not unreasonably be withheld.

9.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought which instrument and expressly identified as a modification or amendment. Any Party may, only by an instrument in writing and expressly identified as a waiver, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.9 Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

9.10 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)	the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)

a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)

each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)	the term “cost” includes expense and the term “expense” includes cost;

(f)	the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

(g)	“include” and “including” shall mean include or including without limiting the generality of the description of the preceding term.

9.11 Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Licensor, Licensee and their respective successors and assigns as permitted herein and no third party shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement.

9.12 Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any laws of England and Wales (the “Law”), this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Licensor

By: _______________________

Name: _____________________

Title: ______________________

Licensee

By: _______________________

Name: _____________________

Title: ______________________

Agreed and Accepted

Bellridge Capital LP

Name:____________________________________________________________________

Title:_____________________________________________________________________

SCHEDULE A

SUBLICENSED MATERIALS

Black Cactus Blockchain Development Platform that can be utilized to build a trading exchange supporting crypto and fiat currencies, music publishing, book publishing, distribution, supply chain, medical research and trials,

Trandingroo,

Musicroo,

Movieroo,

Bokroo,